Exhibit 3.1
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            THE FORTRESS GROUP, INC.

     THE FORTRESS GROUP, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     1. The Certificate of Incorporation of the Corporation is hereby amended by adding a new Article, Article ELEVENTH, which reads in its entirety as follows:

                   ELEVENTH: (A) In addition to any other vote required by applicable law and notwithstanding the fact that a lesser or no vote of the Board of Directors of the Corporation or the Executive Committee of the Board of Directors of the Corporation is required under applicable law and notwithstanding Article SIXTH hereof, the Corporation shall not, and shall not permit any of its subsidiaries to, without either (A) the affirmative vote of over eighty-one percent (81%) of the members of the entire Board of Directors of the Corporation or (B) the affirmative vote of over eighty-one percent (81%) of the members of the entire Executive
                   Committee:

                   (i) purchase, sell, license, assign, transfer, convey or otherwise acquire or dispose of any assets, securities, or businesses, unless such transaction is provided for in the annual budget or is in the ordinary course of business and does not involve the acquisition or disposition of homebuilding operations or any homebuilding company or entity.

                   (ii) split (including any reverse split), combine or
                        reclassify any shares of its capital stock; adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the capital structure of the Corporation or any of its subsidiaries; or make any other material changes in its capital structure;


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                   (iii)  enter into any new line of business other than the
                          business engaged in by the Corporation and its subsidiaries on the date hereof, cease to be engaged in any material line of business engaged in by the Corporation and its subsidiaries on the date hereof or materially change the nature of the business engaged in by any of them on the date hereof;

                   (iv) file any petition seeking relief, or consent to the institution of any proceeding against itself seeking to adjudicate it a bankrupt or insolvent, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

                   (v) amend or otherwise alter the Corporation's or any subsidiary's certificate of incorporation or adopt, alter, amend or repeal any bylaw of the Corporation (other than the adoption, alteration, amendment or repeal of any bylaw of the Corporation by the stockholders of the Corporation) or any subsidiary of the Corporation;

                   (vi) declare or pay any dividend or make any other distribution with respect to its capital stock, other than dividends paid by any subsidiary to the Corporation or another subsidiary in the ordinary and usual course of business or to the holders of the Investor Preferred Stock (as hereinafter defined) or in respect of other outstanding preferred stock of the Corporation on the date hereof;

                   (vii) issue or sell (whether through the issuance or
                         granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any of its capital stock (other than upon conversion of the Investor Preferred Stock or other outstanding convertible securities of the Corporation, or upon exercise of outstanding warrants or stock options to purchase the Corporation's common stock) or deliver other securities other than as contemplated in that certain Amended and Restated Stockholders Agreement (the "Stockholders Agreement") dated as of September 30, 1997 between Prometheus Homebuilders LLC (the "Purchaser"), the Corporation and certain stockholders named therein, or purchase or otherwise acquire any of its capital stock, employee or director stock options or debt securities; or

                  (viii) agree to do any of the foregoing.


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                        (B) Notwithstanding any provision of law which might
                   otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of Class AA Convertible Preferred Stock of the Corporation, Class ABI Convertible Preferred Stock of the Corporation and Class ABII Convertible Redeemable Preferred Stock of the Corporation (collectively, the "Investor Preferred Stock"), voting together as a single class, shall be required in order for the stockholders of the Corporation to adopt, alter, amend or repeal any bylaw of the Corporation.

                        (C) Notwithstanding anything in this Article ELEVENTH to
                   the contrary, the terms and provisions of Sections (A) and
                   (B) of this Article ELEVENTH shall only be in effect until such time as the Purchaser provides written notice to the Secretary of the Corporation that it elects to have said Sections (A) and (B) of this Article ELEVENTH to be of no further force and effect pursuant to Section 3.2(d) of the Stockholders Agreement, at which time Sections (A) and (B) of this Article ELEVENTH shall be of no further force and effect.

     2. The Certificate of Incorporation of the Corporation is hereby amended by amending and restating the first paragraph of Article FOURTH thereof to read as follows:

                   The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 100,000,000 shares of stock divided into two classes:
                   1,000,000 shares of Preferred Stock having a par value of $.01 per share and 99,000,000 shares of Common Stock having a par value of $.01 per share.

     3. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, THE FORTRESS GROUP, INC. has caused this Certificate to be executed by its duly authorized officer on this 6th day of March, 1998.



                                         THE FORTRESS GROUP, INC.


                                         By: /s/
                                             --------------------------
                                             Name: James J. Martell, Jr.
                                             Office: President